Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey Mogilner	Joseph N. Jaffoni, Carol Young
Midway Games Inc.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
gmogilner@midway.com	mwy@jcir.com
MIDWAY REPORTS 2005 Q4 AND YEAR END RESULTS
Chicago, Illinois, February 23, 2006 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the fourth quarter and full year ended December 31, 2005. The Company also provided guidance for the quarter ending March 31, 2006 and the year ending December 31, 2006.
FOURTH QUARTER RESULTS
Net revenues for the 2005 fourth quarter were $69.8 million, down 9.6% from 2004 fourth quarter net revenues of $77.2 million. The 2005 fourth quarter loss applicable to common stock was $37.8 million, or a loss of $0.42 per basic and diluted share, compared with a 2004 fourth quarter income applicable to common stock of $17.6 million, or $0.19 per diluted share. The 2005 fourth quarter results include a $10.8 million charge related to the restructuring announced in December 2005.
Other recent operating and financial highlights include:
•	Midway’s top-selling title for the fourth quarter was Blitz: The League for PlayStation 2 and Xbox. Blitz: The League ranked as a Top 5 Xbox title for October and November and Top 10 PlayStation 2 title in November, according to NPD Funworld. In addition, Blitz: The League was named the Best Alternative Sports Game of 2005 by GameSpot.com.

•	During the fourth quarter of 2005, Midway also launched worldwide L.A. RUSH for PlayStation 2 and Xbox, and Ed, Edd n Eddy: The Mis-Edventures for PlayStation 2, GameBoy Advance, and PC. In North America only, Midway launched Ed, Edd n Eddy: The Mis-Edventures for Xbox and GameCube, Midway Arcade Treasures 3 for GameCube, Gauntlet: Seven Sorrows for PlayStation 2 and Xbox, Midway Arcade Treasures: Extended Play for PlayStation Portable (PSP), and Earth 2160 for PC.

•	Midway expanded its international operations with the formation of a new sales and marketing subsidiary in Paris, France.

•	It was announced this week that Midway will co-publish and distribute Turbine, Inc.’s, The Lord of the Rings Online™: Shadows of Angmar™ in North America. The Lord of the Rings Online is the world’s first and only massively multiplayer online (MMO) role-playing game based upon the literary works of J.R.R. Tolkien.

•	Midway announced a collaboration between Vin Diesel’s Tigon Studios and Viacom’s MTV Films, Paramount Pictures and MTV Games to produce a groundbreaking action-entertainment game and movie called The WheelmanTM.
FULL YEAR RESULTS
Net revenues for the year ended December 31, 2005, were $150.1 million, down 7.1% from the $161.6 million for the year ended December 31, 2004. The loss applicable to common stock for the year ended December 31, 2005, was $112.8 million, or $1.30 per basic and diluted share, compared to a loss applicable to common stock of $24.7 million or $0.34 per basic and diluted share for the year ended December 31, 2004. The results for the year ended December 31, 2005, include a $10.8 million charge related to the restructuring announced in December 2005.
David F. Zucker, president and chief executive officer, commented, “Midway’s fourth quarter results reflect the challenging industry environment that has affected nearly all software publishers at this point in the console transition. Nevertheless, Blitz: The League achieved breakout success for us, and our first Cartoon Network release, Ed, Edd n Eddy, performed well in the quarter.”
Mr. Zucker continued, “Operationally, we continued to invest significant resources in our internal product development efforts and we believe we are establishing a best-in-class next generation product development platform across all of our internal studios. We expect our investments in these areas in the fourth quarter and throughout last year to benefit our future next generation releases.”
OUTLOOK
For the year ending December 31, 2006, Midway expects revenues to grow approximately 3% to $155 million with a reduction in net loss to approximately $66 million, which includes approximately $3 million of stock option expense. For the first quarter ending March 31, 2006, the Company expects net revenues of approximately $13 million, with a net loss of approximately $22 million. For the first quarter of 2006, Midway has already released, Midway Arcade Treasures: Deluxe Edition and L.A. RUSH, both for the PC, and we anticipate releasing Midway Arcade Treasures: Extended Play for PSP and Gauntlet: Seven Sorrows for PlayStation 2 and Xbox in Europe only, and NBA Ballers: Rebound for PSP in late March.
Mr. Zucker concluded, “We remain focused on making the right decisions to become a top tier publisher in the next generation. We have expanded our international presence with new sales, marketing and distribution subsidiaries in France and Germany which are expected to contribute to greater sales and better margins in those regions. We believe our re-emergence as a creator of top-quality products has enabled us to attract valuable partners and licensors such as Warner Brothers, MTV, Turbine, TNA Wrestling, Cartoon Network, the NBA, John Woo, and stars such as Vin Diesel, Chow Yun Fat and Dwayne “The Rock” Johnson. Finally, we intend to continue to build new incremental revenue streams through emerging technologies such as dynamic in-game advertising, and through the monetization of our library of intellectual property on platforms such as the Microsoft Xbox Live Arcade for the Xbox 360. We firmly believe that the progress we are making in these areas is laying the foundation for long-term success as we enter the next console cycle.”
CONFERENCE CALL

Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 p.m. EST today, Thursday, February 23, 2006. The conference call number is (800) 295-3991 or (617) 614-3924 (international callers). The access code for the call is 95619891. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until March 2 by dialing (888) 286-8010 or (617) 801-6888 (international callers). The access code for the replay is 72266601. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
– tables follow –

MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three-Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$69,810	$77,227	$150,078	$161,595

Cost of sales:
Product costs and distribution	25,772	26,905	56,212	62,742
Royalties and product development	30,688	14,556	75,852	41,275

Total cost of sales	56,460	41,461	132,064	104,017

Gross profit	13,350	35,766	18,014	57,578

Research and development expense	11,527	5,963	39,693	25,621
Selling and marketing expense	21,592	13,142	57,189	41,159
Administrative expense	5,740	4,946	18,864	15,949
Restructuring and other charges	10,784	21	10,784	(106)

Operating income (loss)	(36,293)	11,694	(108,516)	(25,045)
Interest income	895	505	2,449	1,267
Interest expense	(1,800)	(338)	(3,119)	(1,248)
Other income and (expense), net	(309)	6,098	(2,040)	6,395

Income (loss) before income taxes	(37,507)	17,959	(111,226)	(18,631)
Provision for income taxes	308	329	1,261	1,314

Net income (loss)	(37,815)	17,630	(112,487)	(19,945)
Preferred stock dividends:
Distributed	5	64	282	1,884
Imputed	0	1	6	2,915

Income (loss) applicable to common stock	$(37,820)	$17,565	$(112,775)	$(24,744)

Income (loss) per share of common stock:
Basic	$(0.42)	$0.20	$(1.30)	$(0.34)

Diluted	$(0.42)	$0.19	$(1.30)	$(0.34)

Weighted average number of shares outstanding:
Basic	89,062	85,720	86,937	72,421

Diluted	89,062	89,253	86,937	72,421

– balance sheet follows –

MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,376	$118,313
Receivables, net	30,835	15,545
Inventories	5,811	6,893
Capitalized product development costs	27,570	27,850
Prepaid expenses and other current assets	16,134	6,749

Total current assets	178,726	175,350
Capitalized product development costs	25	809
Property and equipment, net	19,049	15,470
Goodwill	41,108	39,533
Other assets	9,355	11,155

Total assets	$248,263	$242,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,431	$6,673
Accrued compensation and related benefits	4,060	5,183
Accrued royalties	3,938	3,493
Accrued selling and marketing	4,418	3,525
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	13,824	11,249

Total current liabilities	42,004	33,456

Convertible senior notes	75,000	—
Long-term debt	6,944	10,278
Deferred income taxes	8,086	6,773
Other noncurrent liabilities	784	340

Redeemable convertible preferred stock, Series D, redeemable at $0 and $4,460, respectively	—	4,453

Stockholders’ equity:
Common stock	922	879
Additional paid-in capital	431,273	392,177
Accumulated deficit	(303,099)	(190,612)
Accumulated translation adjustment	(439)	(1,420)
Deferred compensation	(3,610)	(4,379)
Treasury stock	(9,602)	(9,628)

Total stockholders’ equity	115,445	187,017

Total liabilities and stockholders’ equity	$248,263	$242,317

– supplemental data follow –

Midway Games Inc.
Revenue by Platform
(in thousands)

	Three-Months
	Ended December 31,
	2005		2004

Sony PlayStation 2	$40,127	57.5%	$45,583	59.0%
Microsoft Xbox	19,847	28.4%	28,666	37.1%
Nintendo Gamecube	2,419	3.5%	2,143	2.8%
Personal Computer	1,754	2.5%	0	0.0%
Sony PlayStation Portable	1,729	2.5%	0	0.0%
Nintendo Game Boy Advance	1,725	2.5%	66	0.1%
Royalties	1,952	2.8%	422	0.5%
Other	257	0.3%	347	0.5%

Total	$69,810	100.0%	$77,227	100.0%

		Year
	Ended December 31,
	2005		2004

Sony PlayStation 2	$77,590	51.7%	$97,299	60.2%
Microsoft Xbox	51,570	34.4%	54,889	34.0%
Nintendo Gamecube	5,452	3.6%	4,764	2.9%
Personal Computer	4,016	2.7%	0	0.0%
Nintendo Game Boy Advance	2,333	1.6%	293	0.2%
Sony PlayStation Portable	1,729	1.2%	0	0.0%
Royalties	6,145	4.1%	3,588	2.2%
Other	1,243	0.7%	762	0.5%

Total	$150,078	100.0%	$161,595	100.0%

Midway Games Inc.
Revenue by Geography
(in thousands)

	Three-Months
	Ended December 31,
	2005		2004

North America	$58,257	83.5%	$62,697	81.2%
International	11,553	16.5%	14,530	18.8%

Total	$69,810	100.0%	$77,227	100.0%

		Year
	Ended December 31,
	2005		2004

North America	$118,285	78.8%	$132,075	81.7%
International	31,793	21.2%	29,520	18.3%

Total	$150,078	100.0%	$161,595	100.0%

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